August 18, 2010

Gail E.D. Brathwaite
Executive Vice President
Chief Operating Officer
NewAlliance Bancshares, Inc.
195 Church Street
New Haven, CT  06510

Dear Gail:

The purpose of this letter is to confirm the agreement among NewAlliance Bancshares, Inc. (“NewAlliance”), NewAlliance Bank, First Niagara Financial Group, Inc. (“First Niagara”) and you with respect to the restrictive covenant set forth below.  This letter is being entered into in connection with the Agreement and Plan of Merger, dated as of August 18, 2010, among NewAlliance, Inc., First Niagara, Inc. and FNFG Merger Sub, Inc. (“Merger Agreement”).  If the Merger Agreement or your employment with NewAlliance and NewAlliance Bank terminates for any reason before the Closing Date (as defined in the Merger Agreement) occurs, all of the provisions of this letter will terminate and there will be no liability of any kind under this letter.

1.           Unless First Niagara and you agree otherwise prior to the Closing Date (as defined in the Merger Agreement), your employment will cease as of the Closing Date.

2.           You hereby agree that, except as otherwise provided below, your Amended and Restated Employment Agreement dated December 15, 2009 with NewAlliance and NewAlliance Bank (the “Agreement”) will terminate and be of no further force and effect as of the Closing Date.  Upon the Closing Date, NewAlliance will pay to you an amount in cash equal to the sum of the cash payments you are entitled to receive under clauses (i), (ii) and (iii) of Section 11(b) of your Agreement as a result of the termination of your employment.  The parties to this letter agree that a portion (which portion to be determined by First Niagara in its discretion) of the cash payment described in the preceding sentence that exceeds your “Section 280G Cash Limit” (as defined below) shall be attributable to and shall be paid in consideration for the non-competition agreement set forth in paragraph 4 below, as such paragraph 4 may be adjusted pursuant to paragraph 6 below if applicable (the “Non-Compete Payments”).   For purposes of this letter, your “Section 280G Cash Limit” shall equal three times your “base amount” (as defined in Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), minus the following items: (a) the parachute amounts associated with accelerating the vesting of your equity awards from NewAlliance, (b) the parachute amount associated with accelerating the payment of your 2010 bonus from NewAlliance, (c) the parachute amount associated with your change in control benefit under the NewAlliance pension plan SERP, (d) any parachute amount associated with the payment of your pro-rata bonus under the NewAlliance Executive Incentive Plan for 2011, (e) any other non-cash parachute amounts that you would be entitled to receive upon your termination of employment, and (f) $1.00.

3.           Following the Closing Date, First Niagara agrees to provide to you the following: (a)  your vested benefits under all NewAlliance employee benefit and compensation plans and programs in accordance with Section 9(b)(ii) of your Agreement, (b) the enhanced supplemental retirement benefits under the pension plan SERP required by the second sentence of Section 11(b) of your Agreement, (c) the cash payment set forth in Section 11(b)(iv) of your Agreement in the amount and at the time required by such section, and (d)  the insurance benefits required by Sections 9(b)(iii) and 11(b) of your Agreement.  All benefits and payments set forth in this paragraph 3 shall be paid to you in the amounts, in the manner and at the times specified in the applicable plan or agreement under which such benefits are payable. The parties hereto acknowledge and agree that this side letter does not affect your rights under any other NewAlliance benefit plans or arrangements.

4.           In consideration for the Non-Compete Payments described above, you hereby covenant and agree that for a period of one year following the Closing Date, you shall not, without the written consent of First Niagara, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any county in which NewAlliance or any of its affiliates maintain an office as of the date of this letter (collectively, a “Competing Business”). You acknowledge that if you breach the covenant set forth in the first sentence of this paragraph 4, First Niagara will seek to recoup the Non-Compete Payments, provided that no such action may be taken without First Niagara providing you with not less than twenty (20) days’ written notice of its intent to take such action and giving you the right to cure such breach within ten (10) days of your receipt of such notice.  You also acknowledge that First Niagara may avail itself of such other remedies that may be available to it as a result of any breach of the foregoing covenant, with such remedies to be cumulative and not mutually exclusive.

5.           Sections 6, 12, 15, 16, 17, 18, 19, 20, 27 and 28 of your Agreement shall remain in full force and effect, except that the address for any notice to the Employers in Section 19 shall be to First Niagara, 762 Exchange Street, Suite 618 Buffalo, New York 14210 Attention: John Mineo, SVP, General Counsel & Corporate Secretary.

6.           If, by December 1, 2010, First Niagara identifies a mutually agreeable role for you subsequent to the Closing Date which you decide to accept, then the parties hereto will enter into a new agreement to reflect the terms of the new position.  In addition to setting forth the terms of the mutually agreeable role subsequent to the Closing Date, the new agreement will preserve paragraphs 2, 3, 4 and 5 above, except that paragraph 4 shall be amended to reflect a two-year term rather than a one-year term and the geographic area in the first sentence of paragraph 4 shall be revised to reference the counties in which First Niagara or any of its affiliates maintain an office as of the date of termination of your employment.

7.           This letter will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within that state.

FIRST NIAGARA FINANCIAL GROUP, INC.

By: /s/ Gary M. Crosby
Gary M. Crosby
Executive Vice President and
Chief Operating Officer

Please sign this letter confirming your agreement to the terms hereof.

Accepted and agreed:

NEWALLIANCE BANCSHARES, INC.

By: /s/ Eric Marziali
/s/ Gail E.D. Brathwaite	Eric Marziali Compensation Committee Chairman
Gail E.D. Brathwaite	Date: August 18, 2010
Date: August 18, 2010

NEWALLIANCE BANK

By: /s/ Eric Marziali
Eric Marziali Compensation Committee Chairman
Date: August 18, 2010